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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT is made effective as of September 21, 2004, by and between COMMUNITY FIRST, INC. (the "Company"), Columbia, Tennessee, COMMUNITY FIRST BANK & TRUST (the "Bank"), Columbia, Tennessee, and Marc R. Lively (the "Executive").

      WHEREAS, the Company and the Bank wishes to assure itself of the services of Executive for the period provided in this Agreement; and

      WHEREAS, the Executive is willing to continue to serve in the employment of the Company and the Bank on a full-time basis for said period.

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1. POSITION AND RESPONSIBILITIES.

      During the period of his employment hereunder, Executive agrees to serve as President and Chief Executive Officer of the Bank and the Company.

2. TERMS AND DUTIES.

      (a) The term of this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of twenty-four (24) full calendar months thereafter. Commencing on the first anniversary date, which is defined as the last day of the 24-month term, the Agreement will renew automatically for an additional twenty-four (24) months unless the Agreement is otherwise terminated or amended by mutual agreement upon delivery of notice to the other party of intent not to renew within one hundred eighty (180) days of the renewal date. Unless amended by the parties hereto in writing, the term of this Agreement shall continue in this fashion in twenty-four month intervals.

      (b) During the period of his employment hereunder, except for periods of absence occasioned by illness, vacation periods, and leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Company and Bank; provided, however, that, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which will not materially affect the performance of Executive's duties pursuant to this Agreement and which comply with the terms of the code of ethics/conduct of the Company and the Bank.

3. COMPENSATION AND REIMBURSEMENT.

      (a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Sections 1 and 2. The Bank shall pay Executive as compensation a salary of One Hundred Seventy Thousand Dollars and 00/100s ($170,000) per

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year ("Base Salary"). Such Base Salary shall be payable in accordance with the customary payroll practices of the Bank. During the period of this Agreement, Executive's Base Salary shall be reviewed at least annually; the first such review will be made no later than one year from the date of this Agreement. Such review shall be conducted by a Committee designated by the Board, and the Board may increase Executive's Base Salary. In addition to the Base Salary provided in this Section 3(a), the Bank shall provide to Executive at no additional cost to Executive all such other benefits as are provided to regular full-time employees of the Bank.

      (b) Executive will be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health and accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. Executive will be entitled to incentive compensation and bonuses as provided in any plan, or pursuant to any arrangement of the Bank or Company, in which Executive is eligible to participate. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement, except as provided under
Section 5(e).

      (c) Executive shall be eligible to participate in the Company's stock option or other incentive plans in accordance with the terms thereof. Executive's existing stock options shall continue in full force and effect and to vest in accordance with their terms, except that Executive agrees that all his existing options shall be deemed modified, as of the effective date of this agreement, to delete therefrom Section 8(c). The Company agrees with the Executive that during the term of this Agreement, if the Company shall issue shares of Common Stock in a public or private offering for cash or for indebtedness of a third party (other than pursuant to an employee benefit plan or stock option plan or pursuant to a merger or acquisition agreement), the Company will grant to Executive additional options equal to 3% (three percent) of the number of shares so issued. Such additional options shall be on the same terms (including vesting) as options granted prior to the date hereof (except as modified hereunder) and except as vesting may be required to be adjusted to preserve the status of such options as Incentive Stock Options. The exercise price of such additional options shall be determined by the Board of Directors at the time of their issue, but in no event shall be less than Fair Market Value (as defined in the Stock Option Plan) on the date of their issue.

      (d) Executive will be reimbursed for reasonable travel and entertainment expenses.

      (e) Executive will have access to the Bank's corporate membership in the Graymere Country Club in Columbia, Tennessee. The Bank will pay the monthly country club dues, the capital improvement fund fee and applicable taxes as well as the country club's per month standard meal allowance charge and business-related entertainment at the country club. Executive will reimburse the Bank for any personal expenditures at the country club not related to the business of the Bank. Executive will maintain accurate records segregating business and personal expenditures at the country club and in connection with any Bank-owned credit cards..

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4. PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

      (a) Upon the occurrence of an Event of Termination (as herein defined) during the Executive's term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following: (i) the termination of Executive's full-time employment hereunder due to expiration of this Agreement pursuant to Paragraph 2(a); (ii) the termination by the Bank of Executive's full-time employment hereunder for any reason other than a Change in Control as defined in Paragraph 5(a) hereof; disability, as defined in Paragraph 6(a) hereof; death; retirement, as defined in Section 7 hereof; or for Cause, as defined in Section 8 hereof; (iii) Executive's resignation from the Bank's employment, upon (A), unless consented to by the Executive, a material change in Executive's function, duties, or responsibilities, which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Sections 1 and 2, above, (any such material change shall be deemed a continuing breach of this Agreement); (B) a relocation of Executive's principal place of employment by more than forty (40) miles from its location at the effective date of this Agreement, or a material reduction in the benefits and perquisites to Executive from those being provided as of the effective date of this Agreement; (c) the liquidation or dissolution of the Bank; or (D) any breach of this Agreement by the Bank. Upon the occurrence of any event described in clauses (A), (B), (C), or (D), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than sixty (60) days prior written notice to the Bank given within a reasonable period of time not to exceed, except in case of a continuing breach, four calendar months after the event giving rise to said right to elect.

      (b) Upon the occurrence of an Event of Termination, the Bank shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a lump sum payment equal to twelve (12) months Base Salary.

      (c) Upon the occurrence of an Event of Termination, the Bank will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination for a period of twelve (12) months at the Bank's expense. A COBRA notice will issue upon the date of termination. Any COBRA-mandated coverage extensions beyond the first twelve (12) months will be at the option of the Executive and paid for by him as provided by law unless he has secured other coverage from another source extinguishing his coverage rights.

5. CHANGE IN CONTROL.

      (a) No benefit shall be paid under this Section 5 unless there shall have occurred a Change in Control of the Bank. For purposes of this Agreement, a "Change in Control" of the Bank shall be deemed to occur if and when:

            (i) there occurs an acquisition in one or more transactions of at least 15 percent but less than 25 percent of the Common Stock by any Person, or by two or more Persons

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acting as a group (excluding officers and directors of the Bank), and the adoption by the Board of Directors of a resolutions declaring that a change in control of the Bank has occurred; or

            (ii) there occurs a merger, consolidation, reorganization, recapitalization or similar transaction involving the securities of the Bank upon the consummation of which more than 50 percent in voting power of the voting securities of the surviving corporation(s) is held by Persons other than former shareholders of the Bank; or

            (iii) 25 percent or more of the directors elected by shareholders of the Bank to the Board of Directors are persons who were not listed as nominees in the Bank's then most recent proxy statement (the "New Directors").

      (b) If any of the events described in Paragraph 5(a) hereof constituting a Change in Control have occurred or the Board of the Bank has determined that a Change in Control has occurred, Executive shall be entitled to the benefits provided in Paragraphs (c), (d) and (e) of this Section 5 upon his subsequent involuntary termination of employment at any time during the term of this Agreement (or voluntary termination following a Change of Control following any demotion, loss of life, office or significant authority, reduction in his annual compensation or benefits, or relocation of his principal place of employment by more than 40 miles from its location immediately prior to the Change in Control), unless such termination is because of his death, retirement as provided in Section 7, termination for Cause, or termination for Disability.

      (c) Upon the occurrence of a Change in Control followed by the Executive's termination of employment, the Bank shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to two and one half (2 1/2) times the Executive's "base amount," currently in effect, within the meaning of Section 280G(b)(3) of the Internal Revenue Code of 1986 ("Code"), as amended. Such payment shall be made in a lump sum paid within ten
(10) days of the Executive's Date of Termination.

      (d) Upon the occurrence of a Change in Control followed by the Executive's termination of employment, the Bank will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank for Executive prior to his severance. In addition, Executive shall be entitled to receive the value of employer contributions that would have been made on the Executive's behalf over the remaining term of the agreement to any tax-qualified retirement plan sponsored by the Bank as of the Date of Termination. Such coverage and payments shall cease upon the expiration of twelve (12) months.

      (e) Upon the occurrence of a Change in Control the Executive shall be entitled to receive benefits due him under, or contributed by the Bank on his behalf, pursuant to any retirement, incentive, profit sharing, bonus, performance, disability or other employee benefit plan maintained by the Bank on the Executive's behalf to the extent that such benefits are not otherwise paid to the Executive upon a Change in Control.

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      (f) Notwithstanding the preceding paragraphs of this Section 5, in the event that the aggregate payments or benefits to be made or afforded to the Executive under this Section would be deemed to include an "excess parachute payment" under Section 280G of the Code, such payments or benefits shall be payable or provided to Executive in equal monthly installments over the minimum period necessary to reduce the present value of such payments or benefits to an amount which is one dollar ($1.00) less than three (3) times the Executive's "base amount", currently in effect, under Section 280G(b)(3) of the Code.

      (g) Upon the occurrence of a Change in Control followed by the Executive's termination of employment, the Executive agrees that he will not compete with the Bank or the surviving financial institution for a period of eighteen (18) months in any city or town in which the Bank operates a branch or main office. For purposes of this paragraph, the term "compete" shall have the same meaning as more fully defined in Paragraph 10, Non-Competition.

6. TERMINATION FOR DISABILITY.

      (a) If the Executive shall become disabled as defined in the Bank's then current disability plan (or, if no such plan is then in effect, if the Executive is permanently and totally disabled within the meaning of Section 22(e)(3) of the Code as determined by a physician designated by the Board), the Bank may terminate Executive's employment for "Disability."

      (b) Upon the Executive's termination of employment for Disability, the Bank will pay Executive, as disability pay, a bi-weekly payment equal to two-thirds (2/3) of Executive's bi-weekly rate of Base Salary on the effective date of such termination. These disability payments shall commence on the effective date of Executive's termination and will end on the earlier of (i) the date Executive returns to the full-time employment of the Bank in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Bank; (ii) Executive's full-time employment by another employer; (iii) Executive attaining the normal expected retirement age or age 65 if the Executive so elects; or (iv) Executive's death. The disability pay shall be reduced by the amount, if any, paid to the Executive under any plan of the Bank providing disability benefits to the Executive.

      (c) The Bank will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination for Disability. This coverage and payments shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Bank, in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Bank; (ii) Executive's full-time employment by another employer; (iii) Executive's attaining normal retirement age or age 65 if the Executive so elects; or (iv) the Executive's death.

      (d) Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to Executive during any period during which Executive is incapable of performing his duties hereunder by reason of temporary disability.

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      (e) Executive agrees that he will not compete with the Bank in any city or town in which the Bank operates a branch or main office for a period of twelve
(12) months following his retirement from his employment by the Bank. For purposes of this paragraph, the term "compete" shall have the same meaning as more fully defined in Section 10, Non-Competition.

7. TERMINATION UPON RETIREMENT; DEATH OF EXECUTIVE.

      Termination by the Bank of Executive based on "Retirement" shall mean retirement at age 65 or in accordance with any retirement arrangement established with Executive's consent with respect to him. Upon termination of Executive upon Retirement, Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which Executive is a party. Upon the death of the Executive during the term of this Agreement, the Bank shall pay to Executive's estate the compensation due to the Executive through the last day of the calendar month in which his death occurred.

8. TERMINATION FOR CAUSE.

      For purposes of this Agreement, "Termination for Cause" shall include termination because of the Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation which negatively impacts the Bank (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. For purposes of this Section, the term "willful" is defined to include any act or omission which demonstrates an intentional or reckless disregard for the duties and responsibilities owed to the business of the employer by Executive. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose, finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying termination for Cause and specifying the reasons thereof. The Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause. Any stock options granted to Executive under any stock option plan or any unvested awards granted under any other stock benefit plan of the Bank, or any subsidiary or affiliate thereof, shall become null and void effective upon Executive's receipt of Notice of Termination for Cause pursuant to Section 9 hereof, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause. If he is terminated for Cause, Executive shall not compete with the Bank in any city or town in which the Bank operates a branch or main office for twelve (12) months from the Date of Termination. For purposes of this paragraph, the term "compete" shall have the same meaning as more fully defined in Paragraph 10, Non-Competition.

9. NOTICE.

      (a) Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision

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in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

      (b) "Date of Termination" shall mean (A) if Executive's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period); and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

      (c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal there from having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Bank will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

10. NON-COMPETITION/NON-SOLICITATION.

      (a) Upon any termination of Executive's employment hereunder for any reason, including but not limited to expiration of this Agreement, Executive agrees not to compete with the Bank for a period of twelve (12) months following such termination in any city or town in which the Bank operates a branch or main office, determined as of the effective date of such termination. Executive agrees that during such period, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank. Executive further agrees that during such period he will not solicit, hire or encourage any officer or employee of the Bank or its affiliates to accept employment with any other entity. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive's breach of this Subsection 10(a) agree that in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive's partners, agents, servants, employers, employees and all persons acting for or with Executive. Executive represents and admits that in the event of the termination of his employment pursuant to
Section 8 hereof,

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Executive's experience and capabilities are such that Executive can obtain employment in a business, engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

      (b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank. In the event of a breach or threatened breach by the Executive of the provisions of this Section, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

11. SOURCE OF PAYMENTS.

      All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.

12. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

      This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

13. NO ATTACHMENT; SUCCESSORS AND ASSIGNS.

      (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

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      (b) This Agreement shall be binding upon, and inure to the benefit of,
Executive and the Bank and their respective successors and assigns.

14. MODIFICATION AND WAIVER.

      (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

      (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there by any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15. SEVERABILITY.

      If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

16. HEADINGS FOR REFERENCE ONLY.

      The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17. GOVERNING LAW.

      This Agreement shall be governed by the substantive laws and procedural provisions of the State of Tennessee, unless otherwise specified herein; provided, however, that in the event of a conflict between the terms of this Agreement and any applicable federal or state law or regulation, the provisions of such law or regulation shall prevail.

18. PAYMENT OF LEGAL FEES.

      All reasonable legal fees paid or incurred by the Bank or the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the prevailing party in such judgment, arbitration or settlement.

19. INDEMNIFICATION.

      The Bank shall provide Executive with coverage under a standard directors' and officers' liability insurance policy at its expense, or in lieu thereof, shall indemnify Executive to the fullest extent permitted under applicable Tennessee and federal law and the Articles of the

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Association against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgment, court costs and attorneys' fees and the cost of reasonable settlements.

20. SUCCESSOR TO THE BANK.

      The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and their seal to be affixed hereunto by a duly authorized officer or director, and Executive has signed this Agreement, all on the 21st day of September, 2004.

                                  COMMUNITY FIRST, INC.

                                  BY: ___________________________________
                                        Eslick Daniel, MD, Chairman

                                  COMMUNITY FIRST BANK & TRUST

                                  BY: ___________________________________
                                        Eslick Daniel, MD, Chairman

                                  BY: ___________________________________
                                        Marc R. Lively, Executive

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